Exhibit 99.1

Eastern American Natural Gas -Trust

Eastern American Natural Gas Trust Announces Extension for Sale of Royalty NPI

Eastern American Natural Gas Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

Release

For Immediate Release

Austin, Texas September 25, 2012 — EASTERN AMERICAN NATURAL GAS TRUST (NYSE: NGT) announced today that the time by which the Trust is required to either sell its interest in the Royalty NPI it holds or engage an appraiser to appraise the Royalty NPI has been extended from September 30, 2012 to October 31, 2012.

The sponsor of the Trust, Energy Corporation of America (“ECA”), granted the waiver in order to allow the Trust additional time in which to market the Royalty NPI.  ECA which will have the right to purchase the Royalty NPI at the appraised value if the Royalty NPI has not been sold by October 31, 2012.  Under the terms of the Trust Agreement, ECA also has a right of first refusal to purchase the Royalty NPI on the terms offered by any prospective third party purchaser prior to the October 31, 2012 deadline.

Eastern American Natural Gas Trust is a grantor trust, which holds net profit interests in approximately 600 producing gas wells located in West Virginia and Pennsylvania.

This press release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	Eastern American Natural Gas Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
919 Congress Avenue Austin, TX 78701